Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Regency Energy Partners LP
We consent to the incorporation by reference in the Registration Statement No. 333-141809 on Form S-3 and No. 333-141764 on Form S-4 of Regency Energy Partners LP of our report dated July 27, 2007 with respect to the balance sheets of CDM Resource Management Predecessor as of December 31, 2006 and 2005, and the related statements of operations, partners’ equity and cash flows for the each of the years in the three-year period ended December 31, 2006, which report appears in the Form 8-K /A of Regency Energy Partners LP filed February 11, 2008.
/s/ KPMG LLP
Houston, Texas
February 11, 2008